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CELESTIAL VENTURES CORPORATION AND POLYMER DYNAMICS, INC.
FINALIZE MERGER AGREEMENT

MONSEY, NY., March 25 / PRNewswire/ -- Celestial Ventures Corporation ("CVC") (Nasdaq: CVNR) Nasdaq Bulletin Board symbol CVNR and Polymer Dynamics, Inc. ("PDI") today announced that they entered into a definitive merger agreement pursuant to which PDI will be merged with and into CVC. The surviving corporation of the Merger will be a Nevada corporation that will conduct PDI's business under the name "Polymer Dynamics, Inc." Completion of the Merger is subject to various conditions, including, among other things, the filing and effectiveness of a Registration Statement on Form S-4 in accordance with the Securities Act of 1933, as amended, and the approval of CVC's and PDI's shareholders. Under the Merger Agreement, each outstanding share of CVC's Common Stock shall remain unchanged, and each outstanding share of CVC's Preferred Stock will be converted into one-fifteenth (1/15th) of a share of the surviving corporation's Common Stock. Each outstanding share of PDI's Common Stock will be converted into a single share of Common Stock of the surviving corporation. Based on the current number of shares of CVC and PDI capital stock outstanding, upon completion of the Merger, the former stockholders of PDI will own approximately 92% of the Common Stock of the surviving corporation.

PDI is a developer and manufacturer of high performance polyurethane materials and functional footwear components with its executive offices in Allentown, Pennsylvania.

SOURCE Celestial Ventures Corporation; Polymer Dynamics, Inc.

CONTACT: Irwin Schneidmill for Celestial Ventures Corporation, 914-369-0132; or Robert C. Wilkins or Deborah L. Kocher, both for Polymer Dynamics, Inc., 610-798-2300.